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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Trustees
PROPERTY TRUST OF AMERICA:

We consent to incorporation by reference in registration statements No. 33-86444 (Form S-3), No. 33-71040 (Form S-3), and No. 33-25317 on Form S-8 of Property Trust of America of our report dated January 18, 1994, except as to Note 10, which is as of February 8, 1994, relating to the balance sheets of Property Trust of America as of December 31, 1993 and 1992, and the related statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K/A No. 1 of Property Trust of America.



                                       KPMG PEAT MARWICK LLP



El Paso, Texas
February 1, 1995